Exhibit 10.7

Trust Deed constituting the Waton Financial Limited 2024 Global Equity Incentive Plan Trust

Details

Parties

Settlor	Name	Waton Financial Limited
	Country	British Virgin Islands
	Company No.	1591062
	Address	Wickhams Cay II, Road Town, Tortola, VG1110

Trustee	Name	Waton Trust Limited
	Country	Hong Kong
	Company No.	3304699
	Address	ROOM 3606 36/F TOWER 6 GATEWAY HARBOUR CITY

Recitals	A	The Settlor established the 2024 Global Equity Incentive Plan on [November 18, 2024] (as set out in the Second Schedule) (the “Plan” as defined below) with the purpose of providing eligible employees, directors, consultants and sub-contractors of the Company and its Affiliates with the ability to share in the Company’s future success. Through the Plan, the Company has established a framework for offering eligible employees, directors, consultants and sub-contractors an opportunity to benefit from the success of the Company and its Affiliates, with appropriate modification through sub-plans for relevant jurisdictions (if any) (the “Sub-Plans”).
	B	The Settlor wishes to establish, by the execution of this trust deed a trust for the purposes of the Plan, on and with and subject to the trusts powers and provisions of this Trust Deed.
	C	The Settlor has transferred or delivered to the Trustee or otherwise placed under its control or caused to be transferred or delivered to or placed under the control of the Trustee the property specified in the First Schedule. Further money, investments or other property may be paid or transferred to the Trustee by way of addition.
	D	It is intended that the Trust shall be irrevocable.

Governing law	Hong Kong

Name of the Trust	Waton Financial Limited 2024 Global Equity Incentive Plan Trust

Date of Trust Deed	18th day of November 2024

General terms

1	Definitions and interpretation

1.1	Definitions

The following words and phrases shall have the meanings as set out below in this Trust Deed unless a contrary intention appears:

Account means an account of a Participant opened and maintained by the Trustee at Vesting and referred to in clause 10.

Affiliate means (i) any entity that directly or indirectly controls, is controlled by or is under common control with the Settlor and/or (ii) to the extent provided by the Board, any person or entity in which the Settlor has a significant interest as determined by the Board in its discretion. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

Applicable Laws means all relevant laws and regulations (including those of Hong Kong and overseas jurisdictions as may be applicable).

Award means the grant by the Company of Options, RSUs, Share Appreciation Rights and any other share-based grant pursuant to the Plan.

Board means the board of directors of the Settlor, or a committee to which the board of directors shall have delegated power to act on its behalf with respect to the Plan. If a committee is appointed, it shall consist of such number of members (but not less than two (2)) as may be determined by the Board.

Cash Dividend means a dividend declared or paid with respect to Shares which is payable wholly in cash or, in the case of a dividend declared or paid with respect to Shares which is payable only partly in cash, that part of the dividend which is payable in cash.

Company means the Settlor.

Eligible Participant means an employee, director, consultant or sub-contractor of the Settlor or its Affiliates who is eligible to participate in the Plan as determined by the Board in its sole discretion.

Holding Statement means such statements prepared and retained by the Trustee in respect of an Account.

Listing Date means such date the Settlor is listed on the Nasdaq Stock Exchange.

Listing Rules means the rules of the Stock Exchange on which the Shares are listed.

Lock-Up Period means the mandatory lock-up period beginning on the Listing Date and ending two (2) years from the Listing Date whereby Share Rights in relation to the Shares of this Trust Deed are restricted and subject to any Listing Rules.

Net Income means in respect of a Year of Income of the Trust, unless the Trustee determines otherwise at any time prior to the end of the Year of Income, the “net income” of the Trust determined in accordance with the Year of Income.

Participant means an employee, director, consultant or sub-contractor of the Settlor or its Affiliates who is selected by the Board to participate in the Plan.

Plan means the 2024 Global Equity Incentive Plan established on November 18, 2024 (as set out in the Second Schedule) and as amended from time to time and includes all Sub-Agreements, under which Participants are given the ability to share in the Settlor’s future success, through the granting of Award.

Purchase Price means the price paid to acquire a Share, as determined under the Plan and any Sub-Agreements.

RSU Agreement has the meaning set out in rule 7.1 of the Plan.

RSU means a restricted share unit which is a right to acquire a Share for a Purchase Price granted pursuant to Section 7 of the Plan.

Security Interest means a mortgage, pledge, lien or other third-party encumbrance of any nature.

Share or Shares means a Vested Award which represents an ordinary voting share of the Settlor with par value per Share of US$0.001 (as may be adjusted pursuant to any consolidation, subdivision, conversion, reduction or other reorganisation of the capital of the Settlor) and any Share Rights attaching to such Share.

Share Rights means entitlement to receive dividends, exercise voting rights, or exercise any other rights of a shareholder with respect to a Share in connection with an Award as set out in clause 7 of this Trust Deed, subject to any Lock-up Period.

Stock Exchange means the Nasdaq Stock Exchange.

Sub-Agreements means the RSU Agreement and such other agreement or agreements that relate to any Award or Share pursuant to the Plan.

Tax means any tax, levy, charge, impost, duty, social security contributions, fee, deduction, compulsory loan or withholding of any nature, including stamp and transaction duty or any goods and services tax, value added tax or consumption tax, which is assessed, levied, imposed or collected by any government agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on or in respect of any of the foregoing.

Terms of Participation means in respect of a Participant, the specific terms of any Award including the Sub-Agreements on which Shares are held by the Trustee on behalf of the Participant under the terms of offer of those Shares in accordance with the Plan.

Transfer of the Shares means the transfer of Shares to a Participant pursuant to clause 9.1.

Trust means the trust or trusts constituted by this Trust Deed.

Trust Assets means:

(a)	the property specified in the First Schedule;

(b)	all Shares allotted, issued, purchased and acquired by the Trustee and held by the Trustee, directly or indirectly, for the purposes of the Trust, including Unallocated Shares;

(c)	all money, investments or other property paid or transferred by the Settlor and any other person to, or so as to be under the control of, and, in either case, accepted by the Trustee as additions;

(d)	all accumulations of income added to the Trust Assets, including all cash or non-cash income or distributions due to or derived from the Shares held as part of the Trust Assets; and

(e)	the money, investments and property from time to time representing the above.

Trust Deed means the provisions of this deed as restated, supplemented and amended from time to time pursuant to and in accordance with clause 14.

Trust Period means the period beginning with the date of this Trust Deed and ending upon the first to occur of the following:

(a)	the date when an order for the winding-up of the Settlor is made or a resolution is passed for the voluntary winding-up of the Settlor (otherwise than for the purposes of, and followed by, an amalgamation or reconstruction in such circumstances that substantially the whole of the undertaking, assets and liabilities of the Settlor pass to a successor company);

(b)	the date as notified by the Board to the Trustee in writing to be the date of termination of the Plan pursuant to the rules of the Plan or if later, such other day on which the Trustee has completed, pursuant to the rules of the Plan and this Trust Deed, the Transfer of the Shares to the Participants, the sale of any remaining Shares and non-cash assets forming the Trust Assets and the remittance of all surplus Trust Assets to the Settlor; or

(c)	such day (if any) as the Trustee may, with prior written consent of the Board, at its discretion appoint by deed (executed prior thereto and prior to the dates specified in (a) and (b) above) as the date of termination of the Trust Period, but, subject as above, references in this Trust to the Trust Period shall not be construed as implying that this Trust has or is required to have any finite or fixed period of existence.

Trustee means the Trustee and any additional or replacement trustees, being the trustee or trustees for the time being declared in this Trust Deed.

Unallocated Share means a Share held by the Trustee pursuant to this Trust Deed that forms part of the Trust Fund but is not in an Account.

Vesting means the process of satisfying any condition required such that the Award is not subject to forfeiture(except Termination for Misconduct of the Participant) pursuant to the Plan and any Sub-Agreements. “Vested” means the point in time when a Participant has Share Rights subject always to any Lock-Up Period during which a Participant is not able to dispose of the Shares and the Shares are not registered under the Participant’s name. The period from the grant of the Award to the date when a Participant’s Award is Vested is the “Vesting Period”.

Year of Income means a period of 12 months ending on 31 December in any year. For purposes of commencement of this Trust, Year of Income shall mean the period commencing on the date of this Trust Deed and ending on the immediate 31 December of the same year. For purposes of termination of this Trust, Year of Income shall mean the period ending on the date of termination of the Trust and ending on the immediate 31 December of the same year.

1.2	Interpretation

In this Trust Deed, unless a contrary intention appears:

(d)	an expression defined or to which a meaning is assigned in the Plan shall, unless the context otherwise requires or unless otherwise re-defined herein, bear the same meaning when used in this Trust Deed;

(e)	the singular includes the plural and vice versa;

(f)	a reference to this Trust Deed or a clause means this Trust Deed or the clause as amended from time to time in accordance with this Trust Deed;

(g)	a reference to statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(h)	a reference to a person includes a reference to the person’s executors, administrators and successors, a firm or a body corporate, a partnership, undertaking or other body of persons, whether incorporated or not incorporated and whether existing or formed after the date of this Trust Deed;

(i)	the words “include”, “including”, “for example” or “such as” or any similar expressions are not used as, nor should they be interpreted as words of limitation and, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

(j)	words denoting gender shall include all genders;

(k)	the Schedules to this Trust Deed form part of this Trust Deed and any reference to this Trust Deed includes the Schedules; and

(l)	headings are inserted for convenience and do not affect the interpretation of this Trust Deed.

1.3	Inconsistency

To the extent that the terms of this Trust Deed are inconsistent with the provisions of the Plan and the Sub-Agreements, as the case may be, the terms of this Trust Deed so far as they relate to the execution of the trusts and exercise of the powers of this Trust by the Trustee shall apply.

2	Name of the Trust

The Trust shall be known as “Waton Financial Limited 2024 Global Equity Incentive Plan Trust”, or by such other name as the Trustee may, with the written consent of the Board, from time to time determine.

3	Power to receive additional property

3.1	The Trustee may, at any time during the Trust Period accept as additions to the Trust Assets additional money, investments or other property, of whatever kind or nature and wherever situate. Such additional money, investments or other property shall, subject to any contrary direction, be held upon the trusts and with and subject to the powers and provisions of this Trust Deed and the Plan.

3.2	Specifically, the Settlor may from time to time at its sole discretion transfer, pay or credit sums of money to the Trustee for the subscription and/or the purchase of Shares, or may allot and issue Shares to the Trustee, to be held on Trust in accordance with the terms of the Trust Deed and the Plan.

3.3	For the avoidance of doubt, the Shares subscribed or purchased by or allotted and issued to the Trustee shall form part of the capital of the Trust Assets.

4	Principal Trust

4.1	The Trustee shall during the Trust Period hold, directly or indirectly, the Trust Assets upon trust exclusively for all or such one (1) or more of the Participants subject to the terms of this Trust Deed, the Plan and any relevant Sub-Agreements.

4.2	Notwithstanding anything hereinbefore contained, it shall be lawful for the Trustee in exercise of its foregoing powers, duties and discretions to pay or apply the capital of the Trust Assets for the benefit of all or any one (1) or more of the Participants subject to any Lock Up Period:

(a)	by purchasing Shares to be held, directly or indirectly, upon the Trust;

(b)	by transferring legal and/or beneficial interest in the Shares held as part of the Trust Assets to a Participant either absolutely or subject to any conditions; and

(c)	by paying the cash arising from the sale of the Shares to a Participant,

in each case in accordance with the Trust Deed, the Plan and any relevant Sub-Agreements.

4.3	In the exercise of its powers and discretions the Trustee shall at all times have regard to the purpose for which the Trust is established (as set out in Recitals A and B) and shall act in accordance with this Trust Deed, the Plan and any relevant Sub-Agreements so far as possible.

5	Grant of Award

5.1	Subject to and in accordance with the Plan and any relevant Sub-Agreements and all Applicable Laws, the Board shall be entitled at any time during the period of the Plan, to grant an Award to any Eligible Participant, as the Board may in its absolute discretion select. Until so selected, no Eligible Participant shall have any entitlement under the Plan or under the Trust.

5.2	Upon the Vesting of the Award to the Participant, the Board shall immediately inform the Trustee of:

(a)	the name and address of the Participant;

(b)	the number of Shares allocated to the Participant;

(c)	the Vesting dates and Vesting conditions (the “Vesting Conditions”) of the Award; and

(d)	other relevant terms and conditions of the Award.

For these purposes, unless otherwise notified by the Settlor in writing, the Trustee may treat the Vesting Conditions as conclusive of the matters shown in such Vesting Conditions. The Trustee is not required to make any enquiry as to whether each such Vesting Condition is correct or check if such Vesting Condition has been met if the Trustee has been informed by the Board that such Vesting Condition has been met. Unless otherwise determined by the Board, the Net Income shall:

(a)	be transferred to the Participant in accordance with clause 9.2; or

(b)	be held in an Account in accordance with clause 10 read with clause 13.1; or

(c)	not vest in the Participant but shall become part of the Trust Assets and be applied in accordance with clause 13.2.

5.3	Any Award shall be personal to the Participant and shall not be transferable or assignable to any other person except for any company that is wholly owned by the Participant or a trust of which the Settlor is the Participant and no Participant shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any other person over or in relation to the Shares or any income or benefit that derives from such Shares referable to him pursuant to such Award.

6	Trustee

6.1	Retirement and removal of Trustee

The Trustee shall be discharged and cease to be a Trustee on the happening of any of the following events:

(d)	the Trustee gives not less than sixty (60) days’ notice in writing to the Settlor that it wishes to retire as Trustee of the Trust. Upon the expiration of such notice, or such shorter period as may be agreed in writing between the Trustee giving notice and the Settlor, the Trustee who has given notice shall cease to be a Trustee. If the Trustee so resigning is the sole Trustee and a new Trustee has not been appointed before the expiration of the specified period of notice, the resigning Trustee shall have power to appoint a new Trustee in his place and disclose all relevant information in relation to the Trust to that new Trustee and his resignation shall become effective only upon such appointment being made; or

(e)	the Settlor gives not less than sixty (60) days’ notice in writing to the Trustee that it is removed as Trustee of the Trust. The removal shall become effective immediately, except where a sole Trustee has been removed in which case the removal shall be effective only upon the appointment of a new Trustee; or

(f)	the Trustee enters into liquidation or dissolution whether compulsory or voluntary (not being a voluntary liquidation for the purposes of amalgamation or reconstruction).

6.2	Appointment of Trustee

The Settlor shall have power by deed to appoint a new or additional or successor Trustee.

6.3	Appointment by deed

Any appointment of a new or additional or successor Trustee pursuant to this clause 6 shall be made by deed in writing signed by the Settlor and by the new or additional or successor Trustee being so appointed.

6.4	Transfer of assets

An outgoing Trustee shall execute and do or make all such transfers or other documents, acts or things as may be necessary for the vesting of the Trust Assets in the new Trustee or placing them under its control and shall be bound and entitled to assume that any new Trustee is a proper person to have been appointed provided always that where an outgoing Trustee is liable as a trustee hereof for any duties or Taxes or fiscal impositions (including without prejudice to the generality of the foregoing, capital gains, wealth, gifts, probate, succession, death or any other duties or Taxes on capital or income) wheresoever arising and whether or not enforceable through the courts of the place where such Trustee is resident or where the Trust is for the time being administered then that Trustee shall not be bound to transfer the Trust Assets as aforesaid unless reasonable security is provided for indemnifying the Trustee against such liability.

6.5	Powers of Trustee

Subject to this Trust Deed, the Trustee shall have all the powers of a legal and beneficial owner regarding the Trust Assets. Such powers shall not be restricted by any principle of construction but shall operate according to the widest generality of which the foregoing words are capable, notwithstanding that certain powers are more particularly set out in the following clauses:

(a)	to enter into and execute all contracts, deeds and documents and do all acts or things which it deems expedient for the purpose of giving effect to and carrying out the trusts, powers and discretions conferred on the Trustee by this Trust Deed;

(b)	to enter into and give undertakings;

(c)	to hold, allocate and deliver property, rights or privileges at the direction of the Board in accordance with the terms of the Plan any relevant Sub-Agreements;

(d)	to appoint and, at its discretion, remove or suspend custodians, trustees, managers, servants and other agents, determine the powers and duties to be delegated to them, pay such remuneration to them as it thinks fit and any person so employed or engaged is deemed for the purpose of this Trust Deed to be employed or engaged by the Trustee;

(e)	to institute, conduct, defend, compound or abandon any legal proceedings concerning the Trust and also to settle or compromise and allow time for payment or satisfaction of any debts due and of any claims or demands by or against the Trustee in respect of the Trust;

(f)	to refer any claim or demand by or against the Trustee in respect of the Trust to arbitration and observe and perform awards;

(g)	to make and give receipts, releases and other discharges for money payable to the Trust;

(h)	to open bank accounts and to retain on current or deposit account at any bank any money which it considers proper and to make regulations for the operation of those bank accounts including, but not limited to, the signing and endorsing of cheques, standing orders, bank transfers and the issuing of a limited power of attorney to operate the bank accounts;

(i)	to take and act upon the advice or opinion of any legal practitioner (whether in relation to the interpretation of this Trust Deed, any other document or statute or as to the administration of the Trust) or any other professional person and whether obtained by the Trustee or not, without being liable in respect of any act done by it in accordance with such advice or opinion;

(j)	to determine who is entitled to sign on the Trustee’s behalf receipts, acceptances, endorsements, releases, contracts and documents; and

(k)	generally to do all acts and things which the Trustee considers necessary or expedient for the administration, maintenance and preservation of the Trust and in performance of any of its duties, powers or obligations under this Trust Deed.

6.6	Obligations and powers in relation to Unallocated Shares

In respect of any Unallocated Share the Trustee:

(a)	may exercise any voting rights attaching to that Share; and

(b)	may receive Cash Dividends or other distributions attaching to that Share and retain them as part of the Trust Fund.

6.7	Dealings with Unallocated Shares

The Trustee declares and agrees that:

(a)	any Unallocated Share will be held on trust for an Eligible Participant from time to time until that Share ceases to be an Unallocated Share by being held on trust exclusively for a Participant in accordance with this Trust Deed; and

(b)	it will deal with Unallocated Shares in accordance with directions from the Board.

6.8	Instructions by the Board

For the purposes of this Trust Deed, the Trustee is entitled to regard as valid an instruction, consent or other authorisation given or purported to be given by the Board whether in writing and signed by or purporting to be signed by the Board or in any other form as the Board deems fit.

6.9	Remuneration of Trustee

The Trustee is not entitled to receive from the Trust any fees, commissions or other remuneration in respect of its services, but the Settlor may pay to the Trustee, from the Settlors’ own funds, such fees as the Settlor and the Trustee may agree from time to time. The Trustee is entitled to retain for its own benefit any such fee.

7	Participants’ Share Rights during the Trust Period

7.1	Each party acknowledges that it is the intention of this Trust Deed to give each of the Participants Share Rights registered in the name of the Trustee and held by the Trustee on behalf of that Participant, subject to the following:

(a)	During any Lock-Up Period:

(i)	the Participants will have rights to vote, receive notices of meetings or rights to dividends or other distributions in respect of the Shares but will have no rights and privileges to sell, transfer (other than by will / transmission or the laws of succession), assign, pledge, or otherwise encumber or dispose of the Shares.

(b)	After any Lock-Up Period:

(i)	the Participants will have the rights to vote, receive notices of meetings or rights to dividends or other distribution in respect of the Shares and will have rights and privileges to sell, transfer (including by will/ transmission or the laws of succession), assign, pledge, or otherwise encumber or dispose of the Shares.

7.2	Trustee’s obligations in relation to the Shares

(a)	As soon as practicable after the Settlor has transferred the Shares to the Trustee, the Board shall notify each Participant of the number and description of the Shares awarded to that Participant along with any Lock-Up Period which is applicable to the Awards. The Trustee shall also credit the related Shares to the Account of each Participant in accordance with the direction of the Board and in the manner set out in clause 10.

(b)	As soon as practicable after any Lock-Up Period, the Trustee may either continue to hold the Shares on behalf of the Participant in accordance with the direction of the Board and in the manner set out in clause 10 or may Transfer the Shares or other securities to the Participant pursuant to clause 9.1.

8	Acquisition of Shares under the Plan

8.1	The Board may, after having regard to the requirements under the Plan, all Applicable Laws and all relevant circumstances and affairs of the Settlor and its Affiliates either before or after identification of the Participants, cause to be paid to the Trustee (by way of a gift from the funds of the Settlor or such other persons) or direct such other persons to pay such amount as may be required for the purchase of any Shares or for the subscription of any new Shares by the Trustee and the related purchase or subscription expenses (including for the time being, any fee, stamp duty, and such other necessary expenses required for the completion of the purchase or subscription of all the Shares, as applicable).

8.2	Any excess funds after the purchase or subscription of Shares shall be retained by the Trustee within the Trust Assets or may, upon instructions of the Board, be returned to the Settlor within a reasonable period after the purchase or subscription of the Shares.

8.3	Notwithstanding any of the provisions in clauses 8.1 to 8.2 above or any terms in this Trust Deed, nothing shall prevent the Trustee from accepting any Shares by way of gift.

8.4	Allocation of Shares

Subject always to any Lock-up Period and any relevant Sub-Agreement and after the payment of the Purchase Price (as specified under any Sub-Agreement), the Trustee will allocate Shares held by the Trustee to an Account for a Participant.

8.5	Registration in name of Trustee

Shares allocated to a Participant in accordance with clause 8.4:

(a)	must be registered in the name of the Trustee on issuance; and

(b)	on allocation by the Trustee, must be held on the terms of this Trust Deed and subject to the terms of the Plan and any relevant Sub-Agreements by the Trustee on behalf of the Participant who is the beneficial owner of the Shares.

9	Transfer of Shares and other payments

9.1	Transfer of the Shares

(a)	Subject to any Lock-up Period, the Trustee may, as soon as reasonably practicable do all things necessary to transfer legal title to the relevant Shares credited to the Account to that Participant:

(i)	where required to do so, or permitted, by the Plan and any relevant Sub-Agreement;

(ii)	in the case that the Trust Period expires; or

(iii)	where the Board in its sole discretion determines otherwise.

(b)	Subject to Applicable Laws, upon Shares being transferred to a Participant in accordance with clause 9.1(a), the Settlor will register the Participant as the legal owner of the Shares.

9.2	Payments

Subject to this Trust Deed, the Plan, any relevant Sub-Agreements and Applicable Laws, the Trustee may:

(a)	make any payment in relation to the Shares to a Participant in a manner directed by the Board; and

(b)	deduct from any amount to be paid to a Participant an amount on account of Tax payable or anticipated to become payable by the Trustee in relation to that Participant, or any Shares held by the Trustee on behalf of that Participant.

10	Accounts

10.1	Maintenance of Accounts

Each Participant shall have an Account holding Shares allocated to the Participant when Shares have Vested. A Holding Statement will also be prepared for each Account.

10.2	Contents of Accounts

Each Account and its Holding Statement must record:

(a)	the type of Award, number of Shares, dividends and other earnings or amounts including Net Income (if any) to which each Participant is entitled;

(b)	in respect of each Share to which a Participant is entitled, the Plan and any relevant Sub-Agreement under which he or she is so entitled;

(c)	the date of acquisition of Shares to which each Participant is entitled; and

(d)	any advances made from, or any other credit or debit made to, the account of the Participant for the purposes of and in connection with the Plan and any relevant Sub-Agreement.

10.3	Notification of Share allocation or Transfer of the Shares

The Trustee must ensure that, subject to the Plan and any relevant Sub-Agreements, and as soon as reasonably practicable after the Trustee allocates or makes the Transfer of the Shares to a Participant under clauses 8.4 or 9.1, the Trustee makes available to the Participant (in such manner as the Trustee determines at its discretion) the following information:

(a)	the number of Shares allocated or transferred to the Participant; and

(b)	the date on which the Shares were so allocated or transferred.

11	Notices

11.1	Service of notices

(a)	Any notice to be given by the Trustee will be deemed to have been duly given if:

(i)	sent by electronic mail or delivered by hand and will have been deemed to be served if sent by electronic mail or delivered by hand, at the time of delivery or sending; or

(ii)	sent by ordinary prepaid mail and will have been deemed to be served three (3) days after the date of posting, excluding Saturdays, Sundays and public holidays but, if the address of any Participant is outside Hong Kong, then seven (7) days will be substituted for the three (3) days for any notice given to or by that Participant.

11.2	Delivery, transmission and postage of notices

Delivery, transmission and postage of notices will be to the address of any Participant as indicated in the relevant Sub-Agreements used in connection with the Plan or such other address as the Trustee or any Participant may notify to the other.

12	Financial records of the Trust and audit

12.1	Financial records and inspection

(a)	The Trustee must keep or cause to be kept written financial records of the activities of the Trust.

(b)	The written financial records of the Trust must be available for inspection by Participants at an oﬃce of the Trustee or the registered oﬃce of the Settlor during normal business hours free of charge upon prior written request.

(c)	The written financial records of the Trust must be available for inspection by the Settlor if and to the extent those records are kept at an office of the Trustee, and they must be available for inspection during normal business hours free of charge.

12.2	Audit of financial records

(a)	The Trustee must appoint an auditor of the Trust (“Auditor”).

(b)	The Trustee must cause the written financial records of the Trust to be audited annually by the Auditor, based on the Trust’s financial year.

(c)	The Trustee must ensure that the Auditor has access to all papers, accounts and documents concerned with or relating to the Trust necessary for the Auditor to conduct its audit of the written financial records of the Trust.

12.3	Financial year of the Trust

The Trust will have a financial year that is consistent with that of the Settlor.

13	Income and capital distributions

13.1	Present entitlement

A Participant is entitled to the amount of the Net Income of the Trust for a Year of Income which  is attributable to:

(a)	the Shares held by the Trustee on behalf of the Participant; and

(b)	transactions or events related to Shares and, or property related to or arising from Shares held by the Trustee on behalf of the Participant.

13.2	Balance of Net Income to which there is no present entitlement

The balance of the Net Income of the Trust for a Year of Income to which no Participant is entitled in accordance with clause 13.1 may be accumulated by the Trustee as an addition to the Trust Assets.

13.3	Trustee powers as to income

(a)	Before the end of each Year of Income, the Trustee may decide whether:

(i)	any amount received or held by the Trustee under the Plan is to be treated as income or capital; and

(ii)	any actual or deemed capital gain arising in that Year of Income is to be included as income of the Trust.

(b)	Unless the Trustee has made a decision under clause 13.3(a), an item is taken into account in calculating the income of the Trust if it would be taken into account in calculating the Net Income of the Trust, and the Trustee is deemed to have determined that all amounts taken into account in calculating the Net Income of the Trust are on income account.

(c)	The Trustee may decide that any part of a payment or distribution made by the Trustee is to be from a particular class or source of income or property of the Trust.

14	Amendment

14.1	Power to amend

Subject to clauses 15.1 and 15.2 and the Applicable Law, the Settlor may at any time by written instrument or by resolution of the Board, with the prior or simultaneous consent of the Trustee (which must not be unreasonably withheld or delayed), amend all or any of the provisions of this Trust Deed (including this clause 14) and waive or amend the application of any of the provisions in this Trust Deed in relation to a Participant.

14.2	Limitations of amendment power

No amendment of the provisions of this Trust Deed can be made so as to reduce the rights of any Participant in respect of Shares credited to the Account prior to the date of the amendment, other than an amendment introduced primarily:

(a)	for the purpose of complying with or conforming to present or future legal requirements governing or regulating the maintenance or operation of the Plan;

(b)	to correct any manifest error or mistake;

(c)	to enable the Trustee or any corporate body to comply with any Applicable Laws; and

(d)	to take into consideration any possible adverse tax implications to the Plan arising from relevant tax guidance.

14.3	Listing Rules

No amendment may be made unless it is in accordance with and in the manner (if any) stipulated by the Listing Rules.

14.4	Amendment of the Plan or Sub-Agreements

(a)	The Settlor must not make any amendment to the Plan or Sub-Agreements which will have a material effect on the powers, rights or obligations of the Trustee under this Trust Deed, without consulting with and obtaining the written consent of the Trustee (which consent must not be unreasonably withheld or delayed and can be given simultaneously).

(b)	The Settlor shall notify the Trustee in writing as soon as reasonably practical after any amendments made to the Plan or any relevant Sub-Agreements come into effect and provide the Trustee with a copy of the amended Plan and any relevant Sub-Agreements.

15	Obligations and indemnity of the Trustee

15.1	Trustee’s indemnity

(a)	Without derogating from the right of indemnity given by law to the Trustee, the Settlor hereby covenants with the Trustee that it will indemnify and keep indemnified the Trustee in respect of all liabilities, costs, disbursements and all other charges incurred by the Trustee in the execution or purported execution of the Trust or any of the powers, authorities or discretions vested in the Trustee and from and against all actions, proceedings, costs, claims and demands in respect of any matter or thing done or omitted.

(b)	The indemnity in clause 15.1(a) does not extend to any liability, action, proceedings, costs, claims and demands arising out of the Trustee’s fraud, gross negligence, dishonesty and wilful misconduct.

(c)	The Trustee shall not be liable in any way for any action taken pursuant to or for otherwise following any instruction or direction given to the Trustee by the Board from time to time and the Trustee shall be indemnified and held harmless by the Settlor out of the Trust Assets from and against any actions, claims, demands, or proceedings and any loss, damage, liabilities, costs and expenses (including legal fees) incurred or suffered by the Trustee, directly or indirectly, arising out of or in relation to the act or omission of the Trustee or their reliance upon any instructions and directions, or any of them, given to the Trustee by the Board, other than such action, claim, demand, or proceedings arising from fraud, gross negligence, dishonesty and wilful misconduct on the part of the Trustee.

(d)	The Trustee shall not be under a duty to investigate, enquire into, or to conduct any check on any instruction or direction given to the Trustee by the Board from time to time. The Trustee shall assume that such instruction or direction given to the Trustee by the Board is accurate, validly given and truthful unless the Trustee has actual knowledge to the contrary and the Trustee shall not be under any duty at any time to take any steps at all to ascertain if such instruction or direction given to the Trustee by the Board is accurate, validly given and truthful.

(e)	For the purposes of the indemnities and reimbursements in this clause 15.1, the Trustee, may from time to time realise such property of the Trust Assets in such manner and at such time as the Trustee thinks fit and pay the amount due under the indemnity and reimbursement to the Trustee.

15.2	Trustee’s liability

In the execution of the trusts and powers hereof the Trustee (including its directors, officers, employees, agents or nominees of the Trustee (the “Associates”)) shall not be liable for any loss to the Trust Assets arising in consequence of the failure depreciation or loss of any investments made in good faith or by reason of any act or omission made in good faith or of any other matter or thing except liability arising from fraud, dishonesty, wilful misconduct or gross negligence on the part of the Trustee (including the Associates) who is sought to be made liable.

15.3	No recovery of liabilities, costs and expenses from Participant

The Trustee shall have no right to recover any liabilities, costs and expenses from any Participant and shall have no right of indemnity from a Participant personally.

15.4	Trustee’s indemnity in respect of Tax payable

In the case that the Trustee incurs any liability for Tax payable by the Trustee in respect of Shares held by the Trustee on behalf of a Participant, the Settlor must provide to the Trustee on request from the Trustee, or cause the provision to the Trustee of, all necessary funds required by the Trustee of the Trustee to be able to pay such liability.

16	Administration

16.1	Delegation of power

Any power or discretion which is conferred on the Board by this Trust Deed may be delegated by the Board to a committee consisting of such directors and/or other oﬃcers and/or employees of the Settlor as the Board thinks fit.

16.2	Finality of Board’s decisions

The decision of the Board as to the interpretation, effect or application of this Trust Deed, the exercise or directions given by the Board that relate to any power or discretion under this Trust Deed, or the giving of any consent or approval by the Board in connection with this Trust Deed, will be final and conclusive.

16.3	Participant to complete and return additional documents

The Trustee and the Settlor may from time to time require a Participant to complete and return additional documents as may be required by law to be completed by the Participants or such other documents which the Trustee or the Settlor or the Board consider should, for legal or taxation reasons, be completed by the Participant.

16.4	Suspension or cancellation of the Plan

(a)	The Board may from time to time suspend the operation of the Plan and may at any time cancel the Plan in accordance with the terms of the Plan.

(b)	The Trustee will comply with any directions given by the Board in relation to suspension or cancellation and how Shares standing to the credit of the Account at the time of suspension or cancellation shall be dealt with.

16.5	Trustee’s obligation to follow Board directions

Subject to this Trust Deed and Applicable Laws, the Trustee must follow any direction given to it by the Board in relation to the operation of the Trust.

16.6	No grant of Security Interests

Subject to the Plan, neither the Trustee nor any entity may grant a Security Interest over any Shares held by the Trustee under this Trust Deed.

16.7	Contravention of the Applicable Laws

(a)	Notwithstanding any other provision of this Trust Deed:

(i)	no Share may be offered under the Plan if doing so would contravene Applicable Laws; and

(ii)	Shares must not be issued, assigned, transferred, sold, purchased or otherwise dealt with under the Plan if doing so would contravene Applicable Laws.

(b)	This Trust Deed and the entitlements of Participants under this Trust Deed are subject to Applicable Laws.

16.8	Deemed provisions

Any provisions of the Trust Deed not provided for under any Applicable Laws are deemed to be included in this Trust Deed (“Deemed Provisions”) in so far as it does not contradict any other provisions in the Trust Deed which modify the provisions under any Applicable Laws.

17	Limitation on Rights of Participants and the Settlor

17.1	Limitation on rights of Participants conferred by this Trust Deed

Except as expressly provided in this Trust Deed, nothing in this Trust Deed:

(a)	confers on any employee or director the right to receive any Shares;

(b)	confers on any Participant the right to continue as an employee or director of the Settlor or any of its Affiliates;

(c)	affects any rights which the Settlor, its Affiliates or shareholders, as applicable, may have to terminate the employment or term of oﬃce of any Participant;

(d)	may be used to increase damages in any action brought against the Settlor or any of its Affiliates in respect of any such termination; or

(e)	confers on an employee or director any expectation to become a Participant.

17.2	Limitation on rights of the Settlor conferred by this Trust Deed

(a)	Nothing in this Trust Deed confers, or is intended to confer, on the Settlor any Security Interest, proprietary right or proprietary interest in the Shares acquired by the Trustee under this Trust Deed.

(b)	The rights of the Settlor under this Trust Deed are purely contractual.

18	Default trusts

18.1	Transfer of Shares after the Trust Period

Upon the expiration of the Trust Period, the Trustee may transfer to the Participant, in the manner directed by the Settlor:

(a)	the Shares standing to the credit of the Account of the Participant; and

(b)	all other benefits and privileges attached to or resulting from those Shares that are in the form of capital or income during any Lock-Up Period.

18.2	Balance of capital or income of the Trust

The balance of the capital or income of the Trust Assets to which no Participant is entitled in accordance with clause 18.1 may be applied in whole or in part as the Trustee thinks fit:

(a)	in respect of the Shares, to a Participant, other than a director of the Settlor, in satisfaction of that Participant’s interests granted under the Plan;

(b)	in respect of cash, in payment of any costs and expenses incurred by the Trustee in the execution or purported execution of the Trust or any of the powers, authorities or discretions vested in the Trustee (other than to an Affiliate); or

(c)	in respect of Shares or cash, for the benefit of one or more of the following beneficiaries:

(i)	any other incentive plans or trusts established and maintained for the benefit of all or any Participants, employees and/or directors; or

(ii)	any charity nominated by the Settlor.

19	Governing law and jurisdiction

(a)	The Trust is governed by the laws of Hong Kong and is construed and takes effect in accordance with those laws.

(b)	The courts of Hong Kong shall be the forum for administration of the Trust and shall have exclusive jurisdiction in any proceedings involving the rights or obligations under the Trust or the construction and effect of the provisions of this Trust Deed.

(c)	The Trustee may, with the prior or simultaneous written consent of the Board, at any time during the Trust Period, by deed declare that, from the date of such deed, the Applicable Laws of the Trust shall be the law of the jurisdiction specified in such deed. No exercise of this power shall be effective unless the law of the jurisdiction specified is one under which all, or substantially all, of the trusts, powers and provisions contained in this Trust Deed remain enforceable and capable of being exercised and so taking effect.

(d)	Following any exercise of the power contained in clause 19(c) by the Trustee, the Settlor shall, by deed, make such consequential alterations or additions to this Trust Deed as it considers necessary or desirable to ensure that, so far as may be possible, the trusts, powers and provisions of this Trust Deed shall be as valid and effective as they were immediately prior to such change.

(e)	The Trustee may, with the prior or simultaneous written consent of the Board, at any time during the Trust Period by deed declare that, from the date of such deed, the forum for the administration of the Trust shall be the courts of any jurisdiction specified in such deed.

20	CONFIDENTIALITY

The Trustee shall provide such information, documents and accounts of the Trust which the Settlor or the Board may from time to time request to comply with their disclosure and/or reporting requirements under the Applicable Laws or otherwise for the purpose of reporting on the administration, and the performance of, this Trust and/or the Plan. Subject as aforesaid and subject to any order of a court of the jurisdiction of the Applicable Laws of the Trust, the Trustee shall not be obliged to disclose to all or any one or more of the Participants, any person having any interest in the Trust or any other person whatsoever:

(a)	any accounts or documents forming part of any accounts, if any, of the Trust or the accounts of any company in which the Trustee has any interest;

(b)	any document disclosing the deliberations of the Trustee as to the manner in which it exercises a power or discretion or performs a duty conferred or imposed upon it;

(c)	any document disclosing the reason for any particular exercise of a power or discretion or performance of a duty or the material upon which such reason shall or might have been based; or

(d)	any document relating to the exercise or proposed exercise of any power or discretion or the performance or proposed performance of any duty.

21	Severability

Each and every provision of this Trust Deed shall be treated as a separate provision and shall be severally enforceable as such in the event of any provision or provisions being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Trust Deed are unenforceable they shall be deemed to be deleted from this Trust Deed, and any such deletion shall not affect the enforceability of this Trust Deed as remain not so deleted.

22	Counterparts

This Trust Deed may be executed in any number of counterparts and by different parties on separate counterparts, each of which is an original but, together, constitute one and the same deed.

First Schedule

The initial Trust Assets

HK$100

Second Schedule

The Plan

In witness whereof the Parties hereto have executed this Trust Deed as a deed on the date first above written.

Settlor:

The common seal of Waton Financial Limited was hereunto affixed by way of execution as a deed in the presence of	) ) ) )	/s/ ZHOU Kai
Authorised Signatory
Title:

Trustee:

The common seal of Waton Trust Limited was hereunto affixed by way of execution as a deed in the presence of	) ) ) )	/s/ ZHOU Kai
Authorised Signatory
Title: